EXHIBIT 11.1

                WADE COOK FINANCIAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                       Year ended             Year ended            Year ended
                                                      December 31,           December 31,          December 31,
                                                      ------------           ------------          ------------
                                                          1998                   1997                  1996
                                                      ------------           ------------          ------------
                                                             (in thousands, except earnings per share)

Net income for the period attributable
  to primary earnings per common share                $     3,754           $     8,992           $     3,065
                                                      ------------           ------------          ------------
Net income for the period attributable to
  fully diluted earnings per common share             $     3,754           $     8,992           $     3,065
                                                      ------------           ------------          ------------
Weighted average shares outstanding                        63,888                63,363                59,610

Common equivalent shares
  Stock options                                                 -                     -                     -
  Loan notes                                                    -                     -                     -
  Special warrants                                              -                     -                     -
  Share purchase warrants                                       -                     -                     -
  Other potentially dilutive securities                         -                     -                     -

Treasury stock (1)                                              -                     -                     -
                                                      ------------           ------------          ------------
Total shares for primary and fully diluted
  earnings per common share                                63,888                63,363                59,610
                                                      ============           ============          ============
Other potentially dilutive securities                           -                     -                     -
                                                      ------------           ------------          ------------
Total shares for fully diluted earnings
  per common share                                         63,888                63,363                59,610
                                                      ============           ============          ============
Primary earnings per common share                     $     0.06            $      0.14           $     0.05
                                                      ============           ============          ============
Fully diluted earnings per common share               $     0.06            $      0.14           $     0.05
                                                      ============           ============          ============



(1) As of December 31, 1998, treasury stock consisted of 251,000 shares of common stock; however, since the shares are held in a brokerage account, they have been classified as outstanding shares for purposes of calculating weighted average number of shares and earnings per share